Contact: Patrick L. Alesia
Chief Financial Officer
(516) 938-5544

Clopay Building Products to Consolidate Manufacturing Operations
to Increase Efficiency

JERICHO, NEW YORK, June 3, 2009 – Griffon Corporation (NYSE: GFF) announced today that its Garage Doors business (“Clopay”) will consolidate operations at two production facilities into its manufacturing plant located in Troy, Ohio. Management believes that when the consolidation is completed in early 2011, it will result in estimated annual cash savings of over $10 million based upon current sales levels.

The consolidation comes as a result of Clopay’s aggressive campaign to improve manufacturing efficiencies and bring new technologies to market to better serve its customers. Clopay currently operates four manufacturing facilities in Troy, Ohio, Russia, Ohio, Baldwin, Wisconsin and Auburn, Washington. All of the operations conducted in the Baldwin plant and substantially all of the operations conducted in the Russia facility will be relocated to Troy, Ohio, and the Baldwin facility will be closed. All active employees at the Russia facility are being offered employment at the Troy facility.

The Company estimates that it will incur pre-tax exit and restructuring costs of approximately $12 million, substantially all of which will be cash charges, including approximately $2 million for one-time termination benefits and other personnel-related costs, approximately $1 million for excess facilities and related costs, and approximately $9 million in other exit costs primarily in connection with production realignment. In addition, the Company expects to make an investment in capital expenditures of approximately $11 million in order to effectuate the restructuring plan. The costs and expenditures will be recognized as incurred over the approximately two years that it estimates the consolidation will take.

“These actions will enable us to centralize production at our most technologically advanced facility so that Clopay can improve its manufacturing efficiency while improving our ability to serve the needs of our customers,” stated Steve Lynch, President of Clopay Building Products Company. “Clopay has a legacy of strong performance and exceptional potential for growth. By consolidating our manufacturing, we will streamline operations, lower costs and maintain the flexibility to meet supply demands now and in the future.”

Clopay purchased the Troy plant in 2006 to allow for new product lines and expansion. Against the backdrop of difficult economic conditions, Clopay successfully launched state-of-the-art polyurethane insulated door products lines in 2008 for both commercial and residential lines. Clopay also saw increased revenue in its residential Portfolio™ line of designer garage doors, to which it is continuing to add new collections. This year, Clopay is following up with the launch of several new eco-friendly garage door designs and materials that are unique in the marketplace.

About Griffon Corporation

Griffon Corporation, headquartered in Jericho, New York, is a diversified holding company consisting of three distinct business segments: Electronic Information and Communication Systems, through Telephonics Corporation; Garage Doors, through Clopay Building Products Company; and Specialty Plastic Films, through Clopay Plastic Products Company.
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Telephonics Corporation’s high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•	Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.
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Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial markets.

For more information on the Company and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the Company’s financial position, business strategy and the plans and objectives of the Company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including, but not limited to, the credit market, the housing market, results of integrating acquired businesses into existing operations, the results of the Company’s restructuring and disposal efforts, competitive factors and pricing pressures for resin and steel and capacity and supply constraints. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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